FOR IMMEDIATE RELEASE
Embecta Corp. Reports Second Quarter Fiscal 2026 Financial Results
Lowers fiscal year 2026 financial guidance due to dynamics impacting U.S. business; updated guidance also includes impact of the impending Owen Mumford acquisition
Initiated a review of cost structure and organizational footprint
Announced Board authorization of a three-year $100 million share repurchase program and a reduction in the dividend
Anticipates acquisition of Owen Mumford to be complete during May 2026

PARSIPPANY, N.J., May 5, 2026 (GLOBE NEWSWIRE) – Embecta Corp. (“embecta” or the "Company") (Nasdaq: EMBC), a global diabetes care company, today reported financial results for the three and six month periods ended March 31, 2026.
"We were disappointed with our second quarter results as they were significantly below our expectations, driven by a combination of factors which impacted our U.S. business, including increased competitive dynamics and softness in overall market volumes. Our International business performed in line with expectations," said Devdatt (Dev) Kurdikar, Chairman, President and Chief Executive Officer of embecta.
Mr. Kurdikar continued, "Given our results, we have initiated a review of our cost structure and organizational footprint and expect to communicate findings and any resulting actions to investors once that process is complete. Our lowered financial guidance assumes that the dynamics which impacted our U.S. business during the second quarter will continue for the balance of the year, as well as the addition of Owen Mumford."
Mr. Kurdikar added, "What gives us a constructive backdrop against which to manage through this period is the continued progress we are making in achieving important milestones on our strategic priorities and building embecta into a broader medical supplies company. On the strategic front, the pending acquisition of Owen Mumford remains on track to close during May 2026, following satisfaction of all closing conditions and regulatory approvals. This transaction will broaden our product portfolio beyond insulin injection delivery devices, significantly strengthen our B2B drug delivery platform, and it is consistent with the diversification strategy we presented at our 2025 Investor Day."
Mr. Kurdikar concluded, "Despite the reduction in our revenue and profitability guidance ranges, we continue to expect to repay approximately $150 million in debt during 2026. We also adjusted our capital allocation framework this quarter, as our Board authorized a three-year share repurchase program of up to $100 million. Concurrently, we are reducing our quarterly cash dividend from $0.15 to $0.01 per share. Redirecting our regular dividend gives us increased flexibility to deploy capital towards share repurchases or additional debt reduction, consistent with our objective of long-term shareholder value creation."

1

Second Quarter Fiscal Year 2026 Financial Highlights:
•Reported revenues of $221.8 million, down 14.4% on a reported basis; down 17.4% on an adjusted constant currency basis
◦U.S. revenues decreased 29.4% on both a reported and adjusted constant currency basis
◦International revenues increased 2.1% on a reported basis, and decreased 4.1% on an adjusted constant currency basis
•Gross profit and margin of $127.8 million and 57.6%, compared to $164.1 million and 63.4% in the prior year period
•Adjusted gross profit and margin of $131.8 million and 59.4%, compared to $165.0 million and 63.7% in the prior year period
•Operating income and margin of $35.0 million and 15.8%, compared to $62.9 million and 24.3% in the prior year period
•Adjusted operating income and margin of $48.6 million and 21.9%, compared to $81.4 million and 31.4% in the prior year period
•Net (loss) income and (loss) earnings per diluted share of $(4.1) million and $(0.07), compared to $23.5 million and $0.40 in the prior year period
•Adjusted net income and adjusted earnings per diluted share of $16.1 million and $0.27, compared to $40.7 million and $0.70 in the prior year period
•Adjusted EBITDA and margin of $64.6 million and 29.1%, compared to $97.1 million and 37.5% in the prior year period
•Announced a dividend of $0.01 per share

Six Months Ended March 31 2026 Financial Highlights:
•Reported revenues of $483.0 million, down 7.3% on a reported basis; down 9.7% on an adjusted constant currency basis
◦U.S. revenues decreased 18.3% on both a reported and adjusted constant currency basis
◦International revenues increased 5.2% on a reported basis, and 0.2% on an adjusted constant currency basis
•Gross profit and margin of $289.5 million and 59.9%, compared to $321.2 million and 61.7% in the prior year period
•Adjusted gross profit and margin of $295.3 million and 61.1%, compared to $329.0 million and 63.2% in the prior year period
•Operating income and margin of $118.3 million and 24.5%, compared to $91.6 million and 17.6% in the prior year period
•Adjusted operating income and margin of $127.9 million and 26.5%, compared to $161.9 million and 31.1% in the prior year period
•Net income and earnings per diluted share of $40.0 million and $0.67, compared to $23.5 million and $0.40 in the prior year period
•Adjusted net income and adjusted earnings per diluted share of $58.4 million and $0.98, compared to $79.0 million and $1.35 in the prior year period
•Adjusted EBITDA and margin of $161.8 million and 33.5%, compared to $194.4 million and 37.3% in the prior year period

Acquisition of Owen Mumford:
•All closing conditions and regulatory approvals for the previously announced acquisition of Owen Mumford Holdings Limited ("Owen Mumford") have been satisfied; closing expected during May 2026
Share Repurchase Authorization and Lowering of Dividend Payments:
•embecta's Board of Directors have authorized a three-year share repurchase program of up to $100 million. Repurchases may be made from time to time over the three year period at management's discretion through open market transactions, privately negotiated transactions, or pursuant to a trading plan adopted in accordance with Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or otherwise in compliance with Rule 10b-18 under the Exchange Act. The manner, timing, and amount of any repurchases will depend on market conditions, share price, applicable legal requirements, and other factors. The program does not obligate the Company to repurchase any specific dollar amount or number of shares and may be modified, suspended, or discontinued at any time
•The Board of Directors has also approved a reduction in the quarterly cash dividend from $0.15 to $0.01 per share, effective May 5, 2026, payable on June 15, 2026 to stockholders of record as of May 28, 2026
Strategic Highlights:
•Strengthen core business
◦Advanced the brand transition program globally, with over 75% of embecta revenue now represented by products commercially launched and shipped under the embecta label; program remains on track for substantial completion by the end of calendar year 2026
◦Market-appropriate syringes have launched in China, with additional geographies expected to follow in the coming months
◦Market-appropriate pen needles are under regulatory review with the U.S. FDA, Brazilian authorities, and BSI for CE Mark certification
•Expand product portfolio
◦Maintained momentum in our generic GLP-1 B2B partnership pipeline, with approximately 40% of identified partners either in contract negotiations or having executed agreements, including partners that have received Canadian approval and the first U.S. FDA tentative approval for a generic semaglutide injection product
◦Marked a meaningful commercial milestone with the launch of generic GLP-1 therapies in India, where embecta pen needles are included in the commercial packaging of a launched product, demonstrating our ability to execute on the B2B co-packaging opportunity
◦Launched GLP-1 small pack retail packaging in Canada and Australia; expect to extend availability in the U.S. market in the coming months
•Increase financial flexibility
◦Reduced debt during the second quarter of fiscal year 2026 by paying down approximately $37.5 million of outstanding principal under the term loan B facility that had an interest rate of 300 basis points over the secured overnight financing rate (“SOFR”), with a 0.50% SOFR floor

Adjusted Constant Currency Revenue Growth is based upon Reported Revenues, adjusted to exclude, depending on the period presented, the items described in Adjusted Revenues and to eliminate the impact of translating the results of international subsidiaries at different currency exchange rates from period to period. The impact of changes in foreign currency may vary significantly from period to period, and such changes generally are outside of the control of our management. We believe that this measure facilitates a comparison of our operating performance exclusive of currency exchange rate fluctuations that do not reflect our underlying performance or business trends. These results should be considered in addition to, not as a substitute for, results reported in accordance with GAAP. Results on an Adjusted constant currency revenue basis, as we present them, may not be comparable to similarly titled measures used by other companies and are not measures of performance presented in accordance with GAAP.

Second Quarter Fiscal Year 2026 Results:
Revenues by geographic region are as follows:

	Three months ended March 31,
Dollars in millions							% Increase/(decrease)
	2026			2025			Reported Revenue Growth	Currency Impact	Adjustment Impact	Adjusted Constant Currency Revenue Growth
	Reported Revenues	Adjustment	Adjusted Revenues	Reported Revenues	Adjustment	Adjusted Revenues	%
United States	$95.4	$—	$95.4	$135.2	$—	$135.2	(29.4)%	—%	—%	(29.4)%
International	126.4	—	126.4	123.8	—	123.8	2.1	6.2	—	(4.1)
Total	$221.8	$—	$221.8	$259.0	$—	$259.0	(14.4)%	3.0%	—%	(17.4)%
Revenues by product family are as follows:

	Three months ended March 31,
Dollars in millions							% Increase/(decrease)
	2026			2025			Reported Revenue Growth	Currency Impact	Adjustment Impact	Adjusted Constant Currency Revenue Growth
	Reported Revenues	Adjustment	Adjusted Revenues	Reported Revenues	Adjustment	Adjusted Revenues	%
Pen Needles	$154.7	$—	$154.7	$188.3	$—	$188.3	(17.8)%	2.6%	—%	(20.4)%
Syringes	26.3	—	26.3	28.8	—	28.8	(8.7)	5.9	—	(14.6)
Safety	34.3	—	34.3	34.2	—	34.2	0.3	2.6	—	(2.3)
Other[1]	4.0	—	4.0	3.3	—	3.3	21.2	6.1	—	15.1
Contract Manufacturing	2.5	—	2.5	4.4	—	4.4	(43.2)	—	—	(43.2)
Total	$221.8	$—	$221.8	$259.0	$—	$259.0	(14.4)%	3.0%	—%	(17.4)%

1 Other includes product sales for swabs and other accessories.

The Company's revenues decreased by $37.2 million, or 14.4%, to $221.8 million for the three months ended March 31, 2026 as compared to revenues of $259.0 million for the three months ended March 31, 2025. Changes in revenues are driven by the volume of goods that the Company sells, the prices it negotiates with customers, and changes in foreign exchange rates. The decrease in revenues was driven by $39.3 million of unfavorable changes in volume, $3.6 million of unfavorable changes in price and a $2.0 million decrease in contract manufacturing revenue. This was partially offset by $7.7 million associated with the positive impact of foreign currency translation primarily due to the weakening of the U.S. dollar.

Six Months Ended March 31, 2026 Results:
Revenues by geographic regions are as follows:

	Six months ended March 31,
Dollars in millions							% Increase/(decrease)
	2026			2025			Reported Revenue Growth	Currency Impact	Adjustment Impact	Adjusted Constant Currency Revenue Growth
	Reported Revenues	Adjustment	Adjusted Revenues	Reported Revenues	Adjustment	Adjusted Revenues	%
United States	$226.3	$—	$226.3	$276.9	$—	$276.9	(18.3)%	—%	—%	(18.3)%
International	256.7	—	256.7	244.0	—	244.0	5.2	5.0	—	0.2
Total	$483.0	$—	$483.0	$520.9	$—	$520.9	(7.3)%	2.4%	—%	(9.7)%

Revenues by product family are as follows:

	Six months ended March 31,
Dollars in millions							% Increase/(decrease)
	2026			2025			Reported Revenue Growth	Currency Impact	Adjustment Impact	Adjusted Constant Currency Revenue Growth
	Reported Revenues	Adjustment	Adjusted Revenues	Reported Revenues	Adjustment	Adjusted Revenues	%
Pen Needles	$340.2	$—	$340.2	$379.4	$—	$379.4	(10.3)%	2.1%	—%	(12.4)%
Syringes	57.0	—	57.0	57.2	—	57.2	(0.3)	4.4	—	(4.7)
Safety	71.6	—	71.6	68.4	—	68.4	4.7	2.2	—	2.5
Other[2]	7.6	—	7.6	6.7	—	6.7	13.4	4.5	—	8.9
Contract Manufacturing	6.6	—	6.6	9.2	—	9.2	(28.3)	1.1	—	(29.4)
Total	$483.0	$—	$483.0	$520.9	$—	$520.9	(7.3)%	2.4%	—%	(9.7)%

The Company's revenues decreased by $37.9 million, or 7.3%, to $483.0 million for the six months ended March 31, 2026 as compared to revenues of $520.9 million for the six months ended March 31, 2025. The decrease in revenues was driven by $40.2 million of unfavorable changes in volume, $7.3 million of unfavorable changes in price, and a $2.7 million decrease in contract manufacturing revenue. This was partially offset by $12.3 million associated with the positive impact of foreign currency translation primarily due to the weakening of the U.S. dollar.
2 Other includes product sales for swabs and other accessories.

Fiscal Year 2026 Updated Financial Guidance (including Owen Mumford):
For fiscal year 2026, the Company now expects:

Dollars in millions, except percentages and per share data	Current	Previous (1)
Reported Revenues	$1,015 - $1,035	$1,071 - $1,093
Reported Revenue Growth (%)	(6.1)% - (4.2)%	(0.9)% - 1.1%
Impact of F/X (%)	1.5%	1.2%
Impact of Italian Payback Measure (2) (%)	(0.1)%	(0.1)%
M&A (3) (%)	2.7%	‒
Adjusted Organic Constant Currency Revenue Growth (%)	(10.2)% - (8.3)%	(2.0)% - 0.0%
Adjusted Operating Margin (%)	22.25% - 23.25%	29.0% - 30.0%
Adjusted Earnings per Diluted Share	$1.55 - $1.75	$2.80 - $3.00

(1) Previous guidance was issued on Feb 5, 2026.
(2) Reflects the recognition of changes in estimates associated with the Italian payback measure relating to certain prior years since 2015 recorded in Revenues.
(3) Reflects the recognition of four months of contribution from Owen Mumford acquisition, subject to expected closing during May 2026. Owen Mumford is expected to add approximately $30 million in revenue and, inclusive of interest expense on the associated borrowings to fund the acquisition, is expected to be dilutive to adjusted earnings per share by approximately $0.15 during fiscal year 2026.
We are unable to present a quantitative reconciliation of our expected adjusted operating margin and expected adjusted earnings per diluted share as we are unable to predict with reasonable certainty, and without unreasonable effort the impact and timing of any one-time items. The financial impact of these one-time items is uncertain and is dependent on various factors, including timing, and could be material to our Condensed Consolidated Statements of Income.
Balance Sheet, Liquidity and Other Updates
As of March 31, 2026, the Company had approximately $193.4 million in cash and equivalents and restricted cash and $1.342 billion of debt principal outstanding, and no amount drawn on its $500 million Revolving Credit Facility.
The Company’s Board of Directors declared a quarterly cash dividend of $0.01 for each issued and outstanding share of the Company’s common stock. The dividend is payable on June 15, 2026 to stockholders of record at the close of business on May 28, 2026.
Second Quarter Fiscal Year 2026 Earnings Conference Call:
Management will host a conference call at 8:00 a.m. Eastern Time (ET) on May 5, 2026 to discuss the results of the quarter, provide an update on its business, and host a question and answer session. Those who would like to participate may access the live webcast here, or access the teleconference here. The live webcast can also be accessed via the company’s website at investors.embecta.com.

A webcast replay of the call will be available beginning at 11:00 a.m. ET on May 5, 2026, via the embecta investor relations website and archived on the website for one year.

Condensed Consolidated Statements of (Loss) Income
Embecta Corp.
(Unaudited, in millions, except per share data)

	Three Months Ended March 31,		Six Months Ended March 31,
	2026	2025	2026	2025

Revenues	$221.8	$259.0	$483.0	$520.9
Cost of products sold	94.0	94.9	193.5	199.7
Gross Profit	$127.8	$164.1	$289.5	$321.2
Operating expenses:
Selling and administrative expense	76.2	79.6	153.8	160.7
Research and development expense	5.4	8.0	10.0	28.3
Other operating expense, net	11.2	13.6	7.4	40.6
Total Operating Expenses	$92.8	$101.2	$171.2	$229.6
Operating Income	$35.0	$62.9	$118.3	$91.6
Interest expense, net	(22.6)	(26.7)	(46.7)	(54.6)
Other income (expense), net	(2.9)	(0.4)	(3.2)	(1.9)
Income Before Income Taxes	$9.5	$35.8	$68.4	$35.1
Income tax provision	13.6	12.3	28.4	11.6
Net (Loss) Income	$(4.1)	$23.5	$40.0	$23.5

Net (Loss) Income per common share:
Basic	$(0.07)	$0.40	$0.68	$0.40
Diluted	$(0.07)	$0.40	$0.67	$0.40

Condensed Consolidated Balance Sheets
Embecta Corp.
(in millions, except share and per share data)

	March 31, 2026	September 30, 2025
	(Unaudited)
Assets
Current Assets
Cash and equivalents	$184.9	$225.5
Restricted cash	8.5	3.1
Trade receivables, net (net of allowance for doubtful accounts of $2.2 million and $1.8 million as of March 31, 2026 and September 30, 2025, respectively)	147.1	145.6
Inventories:
Materials	52.5	50.0
Work in process	13.3	11.7
Finished products	126.8	116.9
Total Inventories	$192.6	$178.6
Amounts due from Becton, Dickinson and Company	—	3.3
Prepaid expenses and other	75.0	75.3
Total Current Assets	$608.1	$631.4
Property, Plant and Equipment, Net	237.5	257.2
Goodwill and Intangible Assets	21.9	22.4
Deferred Income Taxes and Other Assets	161.8	179.9
Total Assets	$1,029.3	$1,090.9
Liabilities and Equity
Current Liabilities
Accounts payable	$79.7	$74.2
Accrued expenses	113.8	98.9
Amounts due to Becton, Dickinson and Company	—	16.3
Salaries, wages and related items	34.6	49.4
Current debt obligations	9.5	9.5
Current finance lease liabilities	3.5	3.4
Income taxes	6.2	9.8
Total Current Liabilities	$247.3	$261.5
Deferred Income Taxes and Other Liabilities	63.4	62.6
Long-Term Debt	1,316.9	1,388.7
Non Current Finance Lease Liabilities	27.8	28.7
Contingencies
Embecta Corp. Equity
Common stock, $0.01 par value Authorized - 250,000,000 Issued and outstanding - 59,327,677 as of March 31, 2026 and 58,496,113 as of September 30, 2025	$0.6	$0.6
Additional paid-in capital	88.0	80.0
Accumulated deficit	(424.7)	(445.6)
Accumulated other comprehensive loss	(290.0)	(285.6)
Total Equity	(626.1)	(650.6)
Total Liabilities and Equity	$1,029.3	$1,090.9

Condensed Consolidated Statements of Cash Flows
Embecta Corp.
(Unaudited, in millions)

	Six Months Ended March 31,
	2026	2025
Operating Activities
Net Income	$40.0	$23.5
Adjustments to net income to derive net cash provided by operating activities:
Depreciation and amortization	20.5	18.4
Amortization of debt issuance costs	3.8	4.1
Impairment of property, plant and equipment	0.5	10.4
Gain on sale of certain intellectual property rights and long-lived assets	(10.1)	—
Amortization of cloud computing arrangements	5.2	5.2
Stock-based compensation	11.6	16.2
Deferred income taxes	9.8	5.6
Change in operating assets and liabilities:
Trade receivables, net	(0.7)	3.7
Inventories	(17.4)	(2.0)
Due from/due to Becton, Dickinson and Company	—	15.3
Prepaid expenses and other	4.7	13.5
Accounts payable, accrued expenses and other current liabilities	(15.0)	(60.5)
Income and other net taxes payable	(4.5)	(26.8)
Other assets and liabilities, net	(0.1)	(0.1)
Net cash provided by operating activities	$48.3	$26.5
Investing Activities
Capital expenditures	$(1.1)	$(1.6)
Proceeds from the sale of certain intellectual property rights and long-lived assets	10.1	—
Net cash provided by (used for) investing activities	$9.0	$(1.6)
Financing Activities
Payments on long-term debt	$(75.0)	$(59.8)
Payments related to tax withholding for stock-based compensation	(4.9)	(4.6)
Payments on finance lease	(0.8)	(0.6)
Dividend payments	(17.8)	(17.5)
Change in unremitted cash collections from servicing factored receivables	5.4	—
Net cash used for financing activities	$(93.1)	$(82.5)
Effect of exchange rate changes on cash and equivalents and restricted cash	0.6	(4.3)
Net Change in Cash and equivalents and restricted cash	$(35.2)	$(61.9)
Opening Cash and equivalents and restricted cash	228.6	274.2
Closing Cash and equivalents and restricted cash	$193.4	$212.3

About Non-GAAP financial measures
In evaluating our operating performance, we supplement the reporting of our financial information determined under GAAP with certain non-GAAP financial measures including (i) Adjusted Revenues, (ii) earnings before interest, taxes, depreciation, and amortization (“EBITDA”), (iii) Adjusted EBITDA and Adjusted EBITDA Margin, (iv) Adjusted Gross Profit and Adjusted Gross Profit Margin, (v) Adjusted Constant Currency Revenue Growth, (vi) Adjusted Operating Income and Adjusted Operating Income Margin, (vii) Adjusted Net Income and Adjusted Earnings Per Diluted Share, and (viii) Free Cash Flow. These non-GAAP financial measures are indicators of our performance that are not required by, or presented in accordance with, GAAP. They are presented with the intent of providing greater transparency to financial information used by us in our financial analysis and operational decision-making. We believe that these non-GAAP measures provide meaningful information to assist investors, stockholders and other readers of our consolidated financial statements in making comparisons to our historical operating results and analyzing the underlying performance of our results of operations. However, the presentation of these measures has limitations as an analytical tool and should not be considered in isolation, or as a substitute for the company’s results as reported under GAAP. Because not all companies use identical calculations, the presentations of these non-GAAP measures may not be comparable to other similarly titled measures of other companies. The Company uses non-GAAP financial measures in its operational and financial decision making, and believes that it is useful to exclude certain items in order to focus on what it regards to be a meaningful alternative representation of the underlying operating performance of the business.

For the three and six month periods ended March 31, 2026 and 2025, the reconciliation of (1) GAAP Revenues ("Reported Revenues") to Adjusted Revenues, and (2) GAAP Net income to EBITDA and Adjusted EBITDA was as follows (unaudited, in millions):

	Three Months Ended March 31,		Six Months Ended March 31,

	2026	2025	2026	2025
Reported Revenues	$221.8	$259.0	$483.0	$520.9
Italian payback measure	—	—	—	—
Adjusted Revenues	$221.8	$259.0	$483.0	$520.9

GAAP Net (Loss) Income	$(4.1)	$23.5	$40.0	$23.5
Interest expense, net	22.6	26.7	46.7	54.6
Income tax provision	13.6	12.3	28.4	11.6
Depreciation and amortization	10.2	9.0	20.5	18.4
EBITDA	$42.3	$71.5	$135.6	$108.1
Stock-based compensation expense (1)	5.7	7.3	11.6	16.3
One-time stand up costs (2)	4.7	7.6	9.5	18.0
Business optimization and severance related costs (3)	—	3.3	—	3.3
Acquisition-related costs (4)	6.5	—	6.5	—
Amortization of cloud computing arrangements (5)	2.6	2.7	5.2	5.2
(Income) expense associated with the discontinued patch pump program (6)	1.5	4.7	(8.1)	43.1
Other (7)	1.3	—	1.5	0.4
Adjusted EBITDA	$64.6	$97.1	$161.8	$194.4
Adjusted EBITDA Margin	29.1%	37.5%	33.5%	37.3%
(1)Represents stock-based compensation expense incurred during the three and six months ended March 31, 2026 and 2025, respectively. For the three months ended March 31, 2026, $4.7 million is recorded in Selling and administrative expense, $0.9 million is recorded in Cost of products sold, and $0.1 million is recorded in Research and development expense. For the three months ended, March 31, 2025, $4.7 million is recorded in Selling and administrative expense, $1.9 million is recorded in Other operating expense, net, $0.6 million is recorded in Cost of products sold, and $0.1 million is recorded in Research and development expense. For the six months ended March 31, 2026, $9.7 million is recorded in Selling and administrative expense, $1.7 million is recorded in Cost of products sold and $0.2 million is recorded in Research and development expense. For the six months ended March 31, 2025, $12.1 million is recorded in Selling and administrative expense, $2.8 million is recorded in Other operating expense, net, $1.2 million is recorded in Cost of products sold, and $0.2 million is recorded in Research and development expense.
(2)One-time stand-up costs incurred primarily include: (i) product registration, labeling, and brand transition costs; (ii) warehousing and distribution set-up costs; (iii) legal costs associated with patents and trademark work; (iv) temporary headcount resources within accounting, tax, finance, human resources, regulatory and IT; and (v) one-time business integration and IT related costs primarily associated with our global ERP implementation. For the three months ended March 31, 2026, approximately $2.2 million is recorded in Other operating expense, net, $2.2 million is recorded in Cost of products sold, and $0.3 million is recorded in Research and development expense. For the three months ended March 31, 2025, approximately $6.3 million is recorded in Other operating expense, net, $0.8 million is recorded in Research and development expense, and $0.5 million is recorded in Cost of products sold. For the six months ended March 31, 2026, approximately $5.3 million is recorded in Other operating expense, net, $3.6 million is recorded in Cost of products sold, and $0.6 million is recorded in Research and development expense. For the six months ended March 31, 2025, approximately $16.6 million is recorded in Other operating expense, net, $0.8 million is recorded in Research and development expense, and $0.6 million is recorded in Cost of products sold.
(3)Represents restructuring, business optimization, and severance related costs associated with standing up and optimizing the organization recorded in Other operating expense, net excluding costs classified above within Stock-based compensation expense.
(4)Represents acquisition-related costs incurred associated with the pending acquisition of Owen Mumford. For the three and six months ended March 31, 2026, $5.6 million is recorded in Other operating expense, net and $0.9 million is recorded in Other (income) expense, net.
(5)Represents amortization of implementation costs associated with cloud computing arrangements recognized in Other operating expense, net.
(6)Represents income and expenses incurred during the three and six months ended March 31, 2026 and 2025 associated with the discontinued patch pump program, excluding those program costs classified above within Depreciation and amortization and Stock-based compensation expense. These items are primarily one-time in nature that we do not view as fundamental to operate our core business. The items primarily consist of severance-related costs, asset impairments, contract termination costs, a gain on sale of certain assets, and other operating costs. For the three months ended March 31, 2026, a $1.2 million charge is recorded in Research and development expense, a $0.2 million charge is recorded in Cost of products sold, and a $0.1 million charge is recorded in Other operating expense, net. For the three months ended March 31, 2025, $4.8 million is recorded in Research and development expense, $0.3 million is recorded in Selling and administrative expense and $0.1 million is recorded in Cost of products sold. Offsetting these costs was a non-cash adjustment associated with changes in estimates of $0.5 million recorded in Other operating expense, net. For the six months ended March 31, 2026, a $10.0 million gain is recorded in Other operating expense, net, a $1.6 million charge is recorded in Research and development expense, and a $0.3 million charge is recorded in Cost of products sold. For the six months ended March 31, 2025, $22.8 million is recorded in Research and development expense, $12.9 million is recorded in Other operating expense, net, $6.6 million is recorded in Cost of products sold, and $0.8 million is recorded in Selling and administrative expense.

(7)Represents various charges such as costs required to develop processes and systems to comply with regulations such as the EU Medical Device Regulation ("EU MDR") and General Data Protection Regulation (“GDPR”) which represent a significant, unusual change to the existing regulatory framework as well as charges associated with the discontinuation of alcohol swab products. For the three months ended March 31, 2026, $1.3 million was recorded in Cost of products sold. For the six months ended March 31, 2026, $1.3 million was recorded in Cost of products sold and $0.2 million was recorded in Research and development expense. For the six months ended March 31, 2025, $0.4 million was recorded in Research and development expense.

For the three and six month periods ended March 31, 2026 and 2025, the reconciliations of (1) GAAP Revenues ("Reported Revenues") to Adjusted Revenues (2) GAAP Gross Profit and Gross Margin to Adjusted Gross Profit and Adjusted Gross Margin, (3) GAAP Operating Income and Operating Margin to Adjusted Operating Income and Adjusted Operating Income Margin, (4) GAAP Net Income Per Diluted Share to Adjusted Net Income Per Diluted Share, and (5) Free Cash Flow were as follows (unaudited in millions, except per share amounts):

	Three Months Ended March 31,		Six Months Ended March 31,

	2026	2025	2026	2025
Reported Revenues	$221.8	$259.0	$483.0	$520.9
Italian payback measure	—	—	—	—
Adjusted Revenues	$221.8	$259.0	$483.0	$520.9

GAAP Gross Profit	$127.8	$164.1	$289.5	$321.2
GAAP Gross Profit Margin	57.6%	63.4%	59.9%	61.7%
Amortization of intangible assets (1)	0.3	0.3	0.6	0.6
One-time stand up costs (2)	2.2	0.5	3.6	0.6
Expense associated with the discontinued patch pump program (3)	0.2	0.1	0.3	6.6
Other (4)	1.3	—	1.3	0.2
Adjusted Gross Profit	$131.8	$165.0	$295.3	$329.2
Adjusted Gross Profit Margin	59.4%	63.7%	61.1%	63.2%
(1)Amortization of intangible assets is recorded in Cost of products sold.
(2)One-time stand-up costs incurred are primarily attributed to brand transition.
(3)Represents expenses incurred for the three and six months ended March 31, 2026 and March 31, 2025 associated with the discontinued patch pump program. These items are primarily one-time in nature that we do not view as fundamental to operate our core business. The costs primarily consist of asset impairments and other operating costs.
(4)Represents various charges such as costs required to develop processes and systems to comply with regulations such as the EU MDR and General Data Protection Regulation (“GDPR”) which represent a significant, unusual change to the existing regulatory framework as well as charges associated with the discontinuation of alcohol swab products.

	Three Months Ended March 31,		Six Months Ended March 31,

	2026	2025	2026	2025
GAAP Operating Income	$35.0	$62.9	$118.3	$91.6
GAAP Operating Income Margin	15.8%	24.3%	24.5%	17.6%
Amortization of intangible assets (1)	0.3	0.3	0.6	0.6
One-time stand up costs (2)	4.7	7.6	9.5	18.0
Stock-based compensation expense (3)	0.1	0.7	0.3	1.8
Business optimization and severance related costs (4)	—	3.6	—	3.6
(Income) expense associated with the discontinued patch pump program (5)	1.6	6.3	(7.9)	45.9
Acquisition-related costs (6)	5.6	—	5.6	—
Other (7)	1.3	—	1.5	0.4
Adjusted Operating Income	$48.6	$81.4	$127.9	$161.9
Adjusted Operating Income Margin	21.9%	31.4%	26.5%	31.1%

GAAP Net (Loss) Income	$(4.1)	$23.5	$40.0	$23.5
Adjustments:
GAAP Income tax provision	13.6	12.3	28.4	11.6
Amortization of intangible assets (1)	0.3	0.3	0.6	0.6
One-time stand up costs (2)	4.7	7.6	9.5	18.0
Stock-based compensation expense (3)	0.1	0.7	0.3	1.8
Business optimization and severance related costs (4)	—	3.6	—	3.6
(Income) expense associated with the discontinued patch pump program (5)	1.6	6.3	(7.9)	45.9
Acquisition-related costs (6)	6.5	—	6.5	—
Other (7)	1.3	—	1.5	0.4
Non-GAAP Income tax provision (8)	(7.9)	(13.6)	(20.5)	(26.4)
Adjusted Net Income	$16.1	$40.7	$58.4	$79.0

GAAP Net (Loss) Income per Diluted share	$(0.07)	$0.40	$0.67	$0.40
Adjusted Net Income per Diluted share	$0.27	$0.70	$0.98	$1.35

Basic weighted average number of shares outstanding (in thousands)	59,299	58,290	59,044	58,119
Effect of dilutive securities:
Stock awards and equity units (share equivalent)	99	257	682	537
Diluted weighted average shares outstanding (in thousands)	59,398	58,547	59,726	58,656
(1)Amortization of intangible assets is recorded in Cost of products sold.
(2)One-time stand-up costs incurred primarily include: (i) product registration, labeling, and brand transition costs; (ii) warehousing and distribution set-up costs; (iii) legal costs associated with patents and trademark work; (iv) temporary headcount resources within accounting, tax, finance, human resources, regulatory and IT; and (v) one-time business integration and IT related costs primarily associated with our global ERP implementation. For the three months ended March 31, 2026, approximately $2.2 million is recorded in Other operating expense, net, $2.2 is recorded in Cost of products sold, and $0.3 million is recorded in Research and development expense. For the three months ended March 31, 2025, approximately $6.3 million is recorded in Other operating expense, net, $0.8 million is recorded in Research and development expense, and $0.5 million is recorded in Cost of products sold. For the six months ended March 31, 2026, approximately $5.3 million is recorded in Other operating expense, net, $3.6 million is recorded in Cost of products sold, and $0.6 million is recorded in Research and development expense. For the six months ended March 31, 2025, approximately $16.6 million is recorded in Other operating expense, net, $0.8 million is recorded in Research and development expense, and $0.6 million is recorded in Cost of products sold.

(3)Represents stock-based compensation expense recognized during the period associated with the incremental value of converted legacy BD share-based awards and one-time sign-on equity awards granted to certain members of the embecta leadership team in connection with the Company's separation from BD. For the three months ended March 31, 2026, $0.1 million is recorded in Selling and administrative expense. For the three months ended March 31, 2025, $0.7 million is recorded in Selling and administrative expense. For the six months ended March 31, 2026, $0.3 million is recorded in Selling and administrative expense. For the six months ended March 31, 2025, $1.8 million is recorded in Selling and administrative expense.
(4)Represents restructuring, business optimization, and severance related costs associated with standing up and optimizing the organization recorded in Other operating expenses excluding costs classified above within Stock-based compensation expense.
(5)Represents income and expenses incurred during the three and six months ended March 31, 2026 and 2025 associated with the discontinued patch pump program, excluding those program costs classified above within Depreciation and amortization and Stock-based compensation expense. These items are primarily one-time in nature that we do not view as fundamental to operate our core business. The items primarily consist of severance-related costs, asset impairments, contract termination costs, a gain on sale of certain assets, and other operating costs. For the three months ended March 31, 2026, a $1.3 million charge is recorded in Research and development expense, a $0.2 million charge is recorded in Cost of products sold and a $0.1 million charge is recorded in Other operating expense, net. During the three months ended March 31, 2025, $4.9 million is recorded in Research and development expense, $1.0 million is recorded in Other operating expense, net, $0.3 million is recorded in Selling and administrative expense, and $0.1 million is recorded in Cost of products sold. For the six months ended March 31, 2026, a $10.0 million gain is recorded in Other operating expense, net, a $1.8 million charge is recorded in Research and development expense, and a $0.3 million charge is recorded in Cost of products sold. During the six months ended March 31, 2025, $23.2 million is recorded in Research and development expense, $15.3 million is recorded in Other operating expense, net, $6.6 million is recorded in Cost of products sold, and $0.8 million is recorded in Selling and administrative expense.
(6)Represents acquisition-related costs incurred associated with the pending acquisition of Owen Mumford. For the three and six months ended March 31, 2026, $5.6 million is recorded in Other operating expense, net and $0.9 million is recorded in Other (income) expense, net.
(7)Represents various charges such as costs required to develop processes and systems to comply with regulations such as the EU MDR and General Data Protection Regulation (“GDPR”) which represent a significant, unusual change to the existing regulatory framework as well as charges associated with the discontinuation of alcohol swab products. For the three months ended March 31, 2026, $1.3 million was recorded in Cost of products sold. For the six months ended March 31, 2026, $1.3 million was recorded in Cost of products sold and $0.2 million was recorded in Research and development expense. For the six months ended March 31, 2025, $0.4 million was recorded in Research and development expense.
(8)Represents the amount of tax expense that the Company estimates that it would record if it used non-GAAP results instead of GAAP results in the calculation of its tax provision. The non-GAAP effective tax rate for the three and six months ended March 31, 2026 was 33.0% and 26.0%, respectively. The non-GAAP effective tax rate for both the three and six months ended March 31, 2025 was 25.0%.

	Three Months Ended March 31,		Six Months Ended March 31,

	2026	2025	2026	2025
Net Cash Provided by Operating Activities	$31.1	$31.8	$48.3	$26.5
Less:
Capital expenditures	(0.5)	(0.1)	(1.1)	(1.6)
Non-GAAP Free Cash Flow	$30.6	$31.7	$47.2	$24.9

About Embecta
embecta is a global diabetes care company that is leveraging its nearly 100-year legacy in insulin delivery to empower people with diabetes to live their best life through innovative solutions, partnerships and the passion of approximately 2,000 employees around the globe. For more information, visit embecta.com or follow our social channels on LinkedIn, Facebook, and Instagram.

Safe Harbor Statement Regarding Forward-Looking Statements
This press release contains express or implied "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995 and other securities laws. These forward-looking statements concern our current expectations regarding our future results from operations, performance, financial condition, goals, strategies, plans, achievements, and anticipated product clearances, approvals and launches. These forward-looking statements are subject to various known and unknown risks, uncertainties and other factors, and you should not rely upon them except as statements of our present intentions and of our present expectations, which may or may not occur. When we use words such as “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “pursue,” “will,” “goal” or similar expressions, we are making forward-looking statements. For example, embecta is using forward-looking statements when it discusses its fiscal 2026 financial guidance, potential actions regarding cost structure and organizational footprint, strategic priorities, building embecta into a broader medical supplies company, the expected timing for the closing of the Owen Mumford acquisition and expected benefits therefrom, the timing and amount of potential repurchases of our common stock, brand transition plan timing, our ability to expand in other markets, strengthening our core business, expanding our product portfolio, and our capital allocation framework, including debt reduction. Although we believe that our forward-looking statements are based on reasonable assumptions, our expected results may not be achieved, and actual results may differ materially from our expectations. In addition, important factors that could cause actual results to differ from expectations include, among others: (i) competitive factors that could adversely affect embecta’s operations; (ii) any inability to replace the services provided by BD under the transaction documents; (iii) any failure by BD to perform its obligations under the various separation agreements entered into in connection with the separation and distribution; (iv) any events that adversely affect the sale or profitability of embecta’s products or the revenues delivered from sales to its customers; (v) increases in operating costs, including costs incurred from tariffs instituted by the U.S. government and certain foreign governments on raw materials and products, fluctuations in the cost and availability of raw materials or components used in its products, the ability to maintain favorable supplier arrangements and relationships, and the potential adverse effects of any disruption in the availability of such items; (vi) the impact of the global trade environment resulting from tariffs causing certain foreign governments, private purchasers and others to consider transitioning away from products originating from certain countries (including the U.S.) in favor of buying “local” products and local manufacturers and competitors to attempt to capitalize on these sentiments and engage in aggressive competitive pricing or other strategies to divert customers away from embecta; (vii) changes in reimbursement practices of governments or private payers or other cost containment measures; (viii) the adverse financial impact resulting from unfavorable changes in foreign currency exchange rates, as well as regional, national and foreign economic factors, including inflation, deflation, and fluctuations in interest rates; (ix) the impact of changes in U.S. federal laws and policy that could affect fiscal and tax policies, healthcare and international trade, including import and export regulation and international trade agreements; (x) any new pandemic, or any geopolitical instability, including disruptions in its operations and supply chains; (xi) new or changing laws and regulations, or changes in enforcement practices, including laws relating to healthcare, environmental protection, trade, monetary and fiscal policies, taxation and licensing and regulatory requirements for products; (xii) the expected benefits of the separation from BD; (xiii) risks associated with embecta’s indebtedness; (xiv) the risk that ongoing dis-synergy costs, costs of restructuring and other costs incurred in connection with the separation from BD will exceed our estimates of these costs; (xv) the risk that it will be more difficult than expected to effect embecta’s full separation from BD; (xvi) the risks related to timely and successfully completing the brand transition, including any resulting regulatory registration and license delays and interruptions in the transition of the rebranded products into commercial operations, networks, operations and end-to-end product flow and end-user access; (xvii) expectations related to the costs, profitability, timing and the estimated financial impact of, and charges and savings associated with, the restructuring plans we announced; (xviii) risks associated with not completing strategic collaborative partnerships and acquisitions, including the acquisition of Owen Mumford, in the expected time frames and in a way that enables us to accelerate our growth and strategic collaborative opportunities that give us access to innovative technologies, complementary product lines, and new markets; and (xix) the other risks described in our periodic reports filed with the Securities and Exchange Commission, including under the caption “Risk Factors” in our most recent Annual Report on Form 10-K, as further updated by our Quarterly Reports on Form 10-Q we have filed or will file hereafter. Except as required by law, we undertake no obligation to update any forward-looking statements appearing in this release.

CONTACTS
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Pravesh Khandelwal
VP, Head of Investor Relations
551-264-6547
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Media:
Christian Glazar
Sr. Director, Corporate Communications
908-821-6922
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